UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 1, 2021

CBL & ASSOCIATES PROPERTIES, INC.

CBL & ASSOCIATES LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
Delaware	333-182515-01	62-1542285
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2030 Hamilton Place Blvd., Suite 500, Chattanooga, TN 37421-6000

(Address of principal executive office, including zip code)

423-855-0001

(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

CBL & Associates Properties, Inc.:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CBL*	New York Stock Exchange*

*On November 2, 2020, the NYSE announced that it had suspended trading in the Company’s stock and it had determined to commence proceedings to delist the Company’s common stock, as well as the depositary shares each representing a 1/10th fractional share of the Company’s 7.375% Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”) and the depositary shares each representing a 1/10th fractional share of the Company’s 6.625% Series E Cumulative Redeemable Preferred Stock (“Series E Preferred Stock”), due to such securities no longer being suitable for listing based on “abnormally low” trading price levels, pursuant to Section 802.01D of the NYSE Listed Company Manual. Since November 3, 2020, the Company’s common stock and such depositary shares have been trading on the OTC Markets, operated by the OTC Markets Group, Inc. under the trading symbol CBLAQ for the common stock, CBLDQ for depositary shares representing Series D Preferred Stock and CBLEQ for depositary shares representing Series E Preferred Stock. Effective November 2, 2021, the NYSE has approved listing of and trading in the Company’s common stock under the symbol CBL. Trading of the Company’s common stock and depositary shares representing its Series D Preferred Stock and Series E Preferred Stock on the OTC Markets was terminated as of the closing of trading on November 1, 2021.

CBL & Associates Limited Partnership: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Beginning on November 1, 2020, CBL & Associates Properties, Inc. (the “REIT”), CBL & Associates Limited Partnership (the “Operating Partnership”), the majority owned subsidiary of the REIT (collectively, the Operating Partnership and the REIT are referred to as the “Company”), and certain of its direct and indirect subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). The Chapter 11 Cases were jointly administered under the caption “In re: CBL & Associates Properties, Inc., et al., Case No. 20-35226.”

In connection with the Chapter 11 Cases, on August 11, 2021, the Bankruptcy Court entered an order, Docket No. 1397 (Confirmation Order), confirming the Debtors’ Third Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Affiliated Debtors (With Technical Modifications) (as modified at Docket No. 1521, the “Plan”).

On November 1, 2021 (the “Effective Date”), the conditions to effectiveness of the Plan were satisfied and the Debtors emerged from the Chapter 11 Cases. The Company filed a notice of the Effective Date of the Plan with the Bankruptcy Court on November 1, 2021, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 1.01. Entry into a Material Definitive Agreement

Exit Credit Agreement

On the Effective Date, under the terms of the Plan, an affiliate of the Company entered into an amended and restated credit agreement (the “Exit Credit Agreement”), providing for a $883.7 million senior secured term loan facility (the “Term Loan Facility”), among (i) CBL & Associates HoldCo I, LLC, (the “Borrower”), (ii) the REIT, solely for the limited purposes set forth in the Credit Agreement, (iii) the Operating Partnership, solely for the limited purposes set forth in the Credit Agreement, (iv) the lenders party thereto (the “Lenders”) and (v) Wells Fargo, National Association, as administrative agent (in such capacity, the “Administrative Agent”).

The initial maturity date of borrowings under the Exit Credit Agreement is November 1, 2025. Upon satisfaction of certain conditions the maturity date will automatically extend to November 1, 2026 and upon further satisfaction of certain conditions the maturity date will automatically extend to November 1, 2027. The Term Loans (as defined in the Exit Credit Agreement) under the Exit Credit Agreement may be LIBOR Loans or Base Rate Loans (each as defined in the Exit Credit Agreement). Term Loans that are LIBOR Loans will bear interest at a rate per annum equal to LIBOR (as defined in the Exit Credit Agreement) for the applicable interest period plus 275 basis points, subject to a LIBOR floor of 1.0%. Term Loans that are Base Rate Loans will bear interest at a rate per annum equal to the Base Rate (as defined in the Exit Credit Agreement) plus 175 basis points.

The Exit Credit Agreement requires the Borrower to comply with certain financial ratios in the aggregate for the collateral properties, including a covenant that it not permit the (i) Interest Coverage Ratio (as defined in the Exit Credit Agreement) commencing with the fiscal quarter ending December 31, 2021, to be less than 1.50 to 1.00, (ii) Minimum Debt Yield Ratio (as defined in the Exit Credit Agreement) commencing with the fiscal quarter ending March 31, 2023 as of the last day of any fiscal quarter ending prior to the Maturity Date, to be less than eleven and a half percent (11.50%) and (iii) the Occupancy Rate (as defined in the Exit Credit Agreement) commencing with the fiscal quarter ending March 31, 2023, as of the last day of any fiscal quarter ending prior to the Maturity Date, to be less than seventy five percent (75%).

The Exit Credit Agreement is secured by first-priority liens on substantially all of the personal and real property assets of the Borrower and its direct and indirect subsidiaries (the “Subsidiary Guarantors”), including without limitation, the Borrower’s and Subsidiary Guarantors’ ownership interests in the capital stock, membership interests or partnership interests in the Subsidiary Guarantors.

The foregoing description of the Exit Credit Agreement is not complete and is qualified by reference to the complete document, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. Capitalized terms used in the foregoing description of the Exit Credit Agreement and not otherwise defined have the meanings given them in the Exit Credit Agreement.

Secured Notes Indenture

On the Effective Date, under the terms of the Plan, an affiliate of the Company entered into a secured indenture (the “Secured Notes Indenture”) relating to the issuance of 10% senior secured notes due 2029 (the “Secured Notes”) in an aggregate principal amount of $455,000,000, among (i) CBL & Associates HoldCo II, LLC, as the issuer (the “Secured Notes Issuer”), (ii) the REIT, (iii) the Operating Partnership, as a guarantor, (iv) the other guarantors party thereto (each guarantor that is a subsidiary of the Secured Notes Issuer, a “Secured Notes Subsidiary Guarantor”) and (v) Wilmington Savings Fund Society, FSB, as trustee (in such capacity, the “Secured Notes Trustee”) and as collateral agent for the Secured Notes and the Exchangeable Notes referred to below (in such capacity, the “Collateral Agent”).

The maturity date of the Secured Notes is November 15, 2029. The Secured Notes bear interest at a rate of 10% per annum, payable semi-annually on November 15 and May 15, beginning May 15, 2022.

The Secured Notes are secured by first priority perfected liens on certain personal and real property assets owned as of the Effective Date by the Secured Notes Issuer and certain of the Secured Notes Subsidiary Guarantors and certain assets of the Secured Notes Issuer and each Secured Notes Subsidiary Guarantor acquired after the Effective Date.

Upon the occurrence of certain permitted asset sales or dispositions and certain collateral release trigger events, the Secured Notes Issuer is required to make an offer to the holders of the Secured Notes to repurchase the Secured Notes (in the case of such asset sales) or redeem the Secured Notes (in the case of such trigger events) in an aggregate principal amount equal to a certain specified portion of the proceeds of such sale, financing transaction or other disposition. Additionally, the Secured Notes Issuer may redeem the Secured Notes at its option, subject to satisfaction of customary conditions thereof, including payment of accrued and unpaid interest through the date of such optional redemption and any applicable premium.

The Secured Notes Indenture contains customary affirmative covenants, including covenants regarding the maintenance of insurance and reporting requirements, and negative covenants, including covenants limiting the ability of the Secured Notes Issuer and certain of its subsidiaries to, among other things, incur debt, grant liens, enter into transactions with affiliates and sell or dispose of assets.

The foregoing description of the Secured Notes Indenture is not complete and is qualified by reference to the complete document, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Exchangeable Notes Indenture

On the Effective Date, under the terms of the Plan, an affiliate of the Company entered into a secured exchangeable notes indenture (the “Exchangeable Notes Indenture”) relating to the issuance of 7.0% exchangeable senior secured notes due 2028 (the “Exchangeable Notes”) in an aggregate principal amount of $150,000,000, among (i) CBL & Associates HoldCo II, LLC, as the issuer (the “Exchangeable Notes Issuer”), (ii) the REIT, (iii) the Operating Partnership, as a guarantor, (iv) the other guarantors party thereto (each guarantor that is a subsidiary of the Exchangeable Notes Issuer, an “Exchangeable Notes Subsidiary Guarantor”) and (v) Wilmington Savings Fund Society, FSB, as trustee (in such capacity, the “Exchangeable Notes Trustee”) and the Collateral Agent.

The maturity date of the Exchangeable Notes is November 15, 2028 (the “Exchangeable Notes Maturity Date”). The Exchangeable Notes bear interest at a rate of 7.0% per annum, payable semi-annually on November 15 and May 15, beginning May 15, 2022.

The Exchangeable Notes are secured by first priority perfected liens on certain personal and real property assets owned as of the Effective Date by the Exchangeable Notes Issuer and certain of the Exchangeable Notes Subsidiary Guarantors and certain assets of the Exchangeable Notes Issuer and each Exchangeable Notes Subsidiary Guarantor acquired after the Effective Date.

Upon the occurrence of certain permitted asset sales or dispositions and certain collateral release trigger events, the Exchangeable Notes Issuer is required to make an offer to the holders of the Exchangeable Notes to repurchase the Exchangeable Notes in an aggregate principal amount equal to a certain specified portion of the proceeds of such sale, financing transaction or other disposition. Additionally, on or after August 15, 2028, the Exchangeable Notes Issuer may elect to redeem the Exchangeable Notes, subject to satisfaction of customary conditions thereof, including payment of accrued and unpaid interest through the date of such optional redemption.

Subject to certain conditions, the Exchangeable Notes may be exchanged upon a holder’s request for (at the Exchangeable Notes Issuer’s option) cash, New Common Stock or a combination thereof at any time from the Effective Date until the close of business on the second scheduled trading day immediately preceding the Exchangeable Notes Maturity Date. The applicable rate of exchange shall be calculated, and is subject to customary anti-dilution adjustments, in accordance with the terms of the Exchangeable Notes Indenture.

In addition, the Exchangeable Notes Issuer may elect at its option to exchange all or any portion of the “exchange amount” in respect of the Exchangeable Notes for (at the Exchangeable Notes Issuer’s option) cash, New Common Stock or a combination thereof in the event that the daily volume-weighted average price per share of the New Common Stock is at least 160% of the exchange price then in effect on at least 20 of the 30 trading days immediately preceding the date the Exchangeable Notes Issuer gives notice of its intent to exercise such election, including the trading day immediately preceding the date such notice is given. The “exchange amount” shall include the present value of future interest payments to maturity on the Exchangeable Notes up to a maximum of 36-months.

The Exchangeable Notes Indenture also contains a customary “make-whole fundamental change” grid providing for the increase in the exchange rate for exchanges of Exchangeable Notes in connection with a “Make-Whole Fundamental Change,” and a customary right of holders to put their Exchange Notes to the Exchange Notes Issuer at par upon a “Fundamental Change,” in each case as defined and subject to the provisions of the Exchangeable Notes Indenture.

The Exchangeable Notes Indenture contains customary affirmative covenants, including covenants regarding the maintenance of insurance and reporting requirements, and negative covenants, including covenants limiting the ability of the Exchangeable Notes Issuer and certain of its subsidiaries to, among other things, incur debt, grant liens, enter into transactions with affiliates and sell or dispose of assets.

As of the first date on which no Secured Notes remain outstanding and the debt yield based on Consolidated Modified Cash NOI (as defined in the Exchangeable Notes Indenture) on a trailing four quarter basis attributable to certain specified properties exceeds 15%, certain Exchangeable Notes Subsidiary Guarantors will be released from their note guarantee obligations, certain collateral (other than certain specified properties) will be released from the lien of the Collateral Agent, and certain covenants in the Exchangeable Notes Indenture relating to limitations on indebtedness and asset sales, among other things, will be substantially modified in accordance with Exhibit E of the Exchangeable Notes Indenture.

The foregoing description of the Exchangeable Notes Indenture is not complete and is qualified by reference to the complete document, which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

Collateral Agency and Intercreditor Agreement

On the Effective Date, under the terms of the Plan, affiliates of the Company entered into a collateral agency and intercreditor agreement (the “Collateral Agency and Intercreditor Agreement”) among CBL & Associates HoldCo II, LLC, the subsidiary guarantors party to each of the New Notes Indenture and the Exchangeable Notes Indenture, certain other subsidiaries of CBL & Associates HoldCo II, LLC, the Secured Notes Trustee, the Exchangeable Notes Trustee and the Collateral Agent.

Pursuant to the Collateral Agency and Intercreditor Agreement, the Collateral Agent will, among other things, (i) hold and administer the liens created or granted pursuant to the pledge of collateral securing the Secured Notes and the Exchangeable Notes and the related security documents, (ii) exercise remedies available to it under the Secured Notes Indenture, the Exchangeable Notes Indenture and such related security documents and (iii) remit all cash proceeds received by the Collateral Agent related to any collateral to the Secured Notes Trustee and the Exchangeable Notes Trustee, as applicable.

The foregoing description of the Collateral Agency and Intercreditor Agreement is not complete and is qualified by reference to the complete document, which is filed as Exhibit 10.4 hereto and is incorporated herein by reference.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company and certain holders (the “Holders”) of the newly issued shares of common stock, par value $0.001, of the Company (the “New Common Stock”) executed a registration rights agreement, dated as of the Effective Date (the “Registration Rights Agreement”). Capitalized terms used, but not defined herein shall have the meanings set forth in the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Company agreed to file with the Securities and Exchange Commission (the “SEC”) an Initial Shelf Registration Statement on Form S-11 as soon as practicable after the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ending December 31, 2021 (including any portions thereof that are incorporated by reference into such Form 10-K from the Company’s definitive proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) for the Company’s 2022 annual meeting of shareholders), and to use reasonable best efforts to substitute this with a Shelf Registration on Form S-3 as soon as reasonably practicable following the Company’s becoming eligible to use such Form.  Any Holder or group of Holders will have the right to request that the Company include some or all of the shares of New Common Stock held by such Holder or Group of Holders, including shares of New Common Stock issuable upon conversion of the Exchangeable Notes, (such shares “Registrable Securities”) in such Initial Shelf Registration Statement or Shelf Registration Statement.  The Company also agreed to file a “demand” Shelf Registration Statement, or to facilitate a “takedown” of registrable securities in the form of an Underwritten Offering under any existing Shelf Registration Statement, to the extent that (1) the Registrable Securities sought to be sold equal at least 5% of all outstanding shares of New Common Stock on the date of any such request or (2) the anticipated aggregate gross offering price of such Registrable Securities is at least $25 million (prior to the deduction of any underwriting discounts and commissions). The Company shall also not be required to file a “demand” Registration Statement if (a) the Registrable Securities proposed to be sold are already covered by an existing and effective registration statement that may utilized for the offer and sale of such Registrable Securities, or (b) there have previously been more than 6 such demands in the aggregate.

The foregoing description of the Registration Rights Agreement is not complete and is qualified by reference to the complete document, which is filed as Exhibit 10.5 hereto and is incorporated herein by reference.

2021 Equity Incentive Plan

Following the Effective Date, the board of directors of the REIT (the “Board”) will adopt the CBL & Associates Properties, Inc. 2021 Equity Incentive Plan (the “EIP”).  The EIP will authorize the grant of equity awards to eligible participants based on the New Common Stock, in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards. Awards under the EIP may be granted to officers, employees, directors, consultants and independent contractors of the reorganized REIT. Initially, 3,222,222 shares of New Common Stock will be available under the EIP. The initial New Common Stock under the EIP will be subject to an annual increase of a number of shares equal to 3% of the number of shares of New Common Stock issued and outstanding at the end of the relevant calendar year, or such lesser amount as the Board may determine.  The Plan will be administered by the Compensation Committee of the Board, which will determine the participants who will be granted awards under the EIP and the terms and conditions of EIP awards.

Fifth Amended and Restated Operating Partnership Agreement

On the Effective Date, under the terms of the Plan, affiliates of the Company entered into a Fifth Amended and Restated Agreement of Limited Partnership for the Operating Partnership (the “New OP Agreement”) with the REIT (solely for purposes of acknowledging the provisions thereof) and the remaining holders of Old LP Interests (as defined in Item 1.02 below) who elected to remain limited partners of the Operating Partnership following emergence.

Pursuant to the Plan, the New OP Agreement supersedes and replaces in its entirety the Operating Partnership’s Fourth Amended and Restated Agreement of Limited Partnership, as amended (the “Old OP Agreement”), and all of the common units, special common units and preferred units of limited partnership of the Operating Partnership outstanding under the Old OP Agreement were cancelled and new common units (which, as of the Effective Date, are the only class of equity of the Operating Partnership outstanding) were issued to certain holders, as described in Item 3.02 below.  The New OP Agreement also eliminated the terms of all of the classes of preferred units, as well as all of the classes of special common units, that were defined in the Old OP Agreement.  The following is a summary of the additional terms of the New OP Agreement.  Capitalized terms used and not otherwise defined below have the meanings assigned to such terms in the New OP Agreement, a copy of which is filed as Exhibit 10.6 to this report.

Management of the Operating Partnership

The Operating Partnership is a Delaware limited partnership that originally was formed on July 16, 1993. The general partner of the Operating Partnership, CBL Holdings I, Inc., a Delaware corporation that is a wholly-owned subsidiary of the REIT (the “General Partner”). The limited partners of the Operating Partnership are CBL Holdings II, Inc., a Delaware corporation that is another wholly owned subsidiary of the REIT, and other limited partners consisting of unaffiliated third parties who have elected to remain limited partners of the Operating Partnership following emergence.

As sole shareholder of the General Partner, the REIT has the power to cause the Operating Partnership to do all things necessary to conduct the business of the Operating Partnership and its subsidiaries, including without limitation: (i) approval of all expenditures and management of funds of the Operating Partnership, including all lending or borrowing of money; (ii) the acquisition, disposition, use and management of all real estate and other assets of the Operating Partnership, including the negotiation, execution and performance of all related contracts, mortgages, deeds of trust or other instruments and controlling all decisions as to whether to use cash or REIT stock to satisfy any exchange rights that limited partners may exercise under the New OP Agreement; (iii) all distributions of cash or other assets of the Operating Partnership; (iv) the selection, employment and dismissal of all officers, employees and outside agents, professionals or contractors as needed to carry out the business of the Operating Partnership; (v) the making of all required tax, regulatory and other filings for the Operating Partnership; (vi) maintenance of insurance for the benefit of the Operating Partnership and its partners; (vii) control over the Operating Partnership’s formation, acquisition of interests in and contribution of property to any other partnerships, joint ventures or limited liability companies to further its business, including the right to vote any interests held by the Operating Partnership in such other entities; (viii) the control of any legal or administrative proceedings or other forms of dispute resolution concerning claims or matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution or abandonment of any such matter, any related indemnification obligations, and legal representation and expenses of the Operating Partnership related thereto; (ix) determination of the fair market value of any property of the Operating Partnership distributed in kind; and (x) the approval and/or implementation of any merger (including a triangular merger), consolidation or other combination between the Operating Partnership and another person that is not prohibited under the New OP Agreement.  Under the New OP Agreement, the General Partner is generally prohibited from, directly or indirectly, entering into or conducting any business other than in connection with the ownership, acquisition and disposition of Operating Partnership interests, management of the business of the Operating Partnership, related activities.

The General Partner may not be removed by the limited partners of the Operating Partnership and the limited partners, in such capacity, do not have any right to vote on any matter concerning, or otherwise take part in the operation, management or control of, the business and affairs of the Operating Partnership, except as specifically provided in the New OP Agreement and as required by applicable law.  Pursuant to the New OP Agreement, each limited partner agrees that the General Partner, subject to limited exceptions, is authorized to execute, deliver and perform each of the agreements and transactions falling within the scope of the General Partner’s authority as described above on behalf of the Operating Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of the New OP Agreement, the Delaware Revised Uniform Limited Partnership Act (“Delaware RULPA”) or any applicable law, rule or regulation, to the full extent permitted under the Delaware RULPA or other applicable law.  The New OP Agreement also provides that the Limited Partners, including any officer, director, employee, agent, trustee, affiliate or shareholder of any Limited Partner, shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Operating Partnership, including business interests and activities in direct or indirect competition with the Operating Partnership.

Transferability of Interests

The General Partner may not withdraw from the Operating Partnership and, in general, is not permitted to transfer its interest in the Operating Partnership, in whole or in part.  The General Partner also is required to use its commercially reasonable efforts (as determined by the General Partner in its sole discretion exercised in good faith) to take certain steps prescribed in the New OP Agreement to prevent the Operating Partnership from being classified as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”).

Subject to certain limitations set forth in the New OP Agreement, limited partners generally may transfer their interests in the Operating Partnership, subject to obtaining the consent of the General Partner, which consent may be withheld for one of the reasons listed below, or if the General Partner determines in its sole discretion, exercised in good faith, that such a transfer would cause the Operating Partnership or any or all of the partners, other than the limited partner seeking to transfer its rights as a limited partner, to be subject to tax liability as a result of such transfer.  The General Partner may prohibit any transfer of an interest by a limited partner for any of the following reasons, each as detailed under the terms of the New OP Agreement: (i) if the transfer could violate applicable securities laws; (ii) if the transfer could affect the tax status of the Operating Partnership; (iii) if the transfer could result in units being held by any lender to the Operating Partnership whose loan constitutes a Nonrecourse Liability (as defined in Section 1.752-2(a)(2) of Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations) (the “Regulations”)); (iv) to any person or entity who lacks the legal right, power or capacity to own an Operating Partnership interest; (v) in violation of applicable law; (vi) if in the opinion of legal counsel to the Operating Partnership, such transfer would cause a termination of the Operating Partnership for federal or state income tax purposes (subject to limited exceptions); (vii) if in the opinion of counsel to the Operating Partnership, such transfer would cause the Operating Partnership to cease to be classified as a partnership for federal income tax purposes (subject to limited exceptions); (viii) if such transfer would cause the Operating Partnership to become, with respect to any employee benefit plan subject to Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code); (ix) if such transfer would, in the opinion of counsel to the Operating Partnership, cause any portion of the assets of the Operating Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.1-101; (x) if such transfer requires the registration of such interest pursuant to any applicable federal or state securities laws; (xi) if such transfer is effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or such transfer causes the Operating Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code; (xii) if such transfer subjects the Operating Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; (xiii) if such transfer could otherwise adversely affect the ability of the REIT to remain qualified as a REIT; or (xiv) if in the opinion of legal counsel for the Operating Partnership, such transfer would adversely affect the ability of the REIT to continue to qualify as a REIT or subject the REIT to any additional taxes under Section 857 or Section 4981 of the Code.  Limited partners also are prohibited from transferring any component portion of an Operating Partnership interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of such interest, and do not have the right to substitute a transferee as a Substituted Limited Partner in the Operating Partnership without the consent of the General Partner.

Amendments of the New OP Agreement

Except to the extent expressly otherwise provided below, the New OP agreement may not be amended unless such amendment is approved by the General Partner with the prior Consent (in general, requiring affirmative the consent of holders of a majority of the Percentage Interests held by limited partners) of the limited partners; provided that no amendment of the partnership agreement may be made without the consent of all of the affected limited partners if such amendment (i) converts any limited partner’s interest in the Operating Partnership into a general partnership interest (other than the General Partner if the General Partner is also a limited partner), (ii) modifies the limited liability of any limited partner (if the General Partner is also a limited partner), or (iii) alters or modifies the rights described under “Redemption/Exchange Rights” below in a manner adverse to such partner.

Notwithstanding the foregoing, the General Partner has the power, without the consent of any limited partner, to amend the New OP Agreement as may be required to facilitate or implement any of the following: (i) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any affiliate of the General Partner for the benefit of the limited partners; (ii) to reflect the admission, substitution, termination or withdrawal of partners in accordance with the New OP Agreement; (iii) to set forth the rights, powers and duties of the holders of any additional partnership units issued pursuant to the New OP Agreement (including, without limitation, amending the distribution and allocation provisions set forth therein); (iv) to reflect any change that does not adversely affect the limited partners in any material respect, to cure any ambiguity, to correct or supplement any defective provision in the New OP Agreement or to make other changes with respect to matters arising under the New OP Agreement that will not be inconsistent with any other provision thereof; and (v) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulations of a federal or state agency or contained in federal or state law.

Distributions to Unitholders

The New OP Agreement provides that the General Partner shall have the exclusive right and authority to declare and cause the Operating Partnership to make distributions as and when the General Partner deems appropriate or desirable in its sole discretion.  It also provides that, for so long as the REIT elects to qualify as a real estate investment trust, the Operating Partnership shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the REIT as a real estate investment trust, to make distributions to the Partners in amounts such that the REIT will receive amounts sufficient to enable the REIT to pay shareholder dividends that will (i) satisfy the requirements for qualification as a real estate investment trust under the Code and the Regulations and (ii) avoid any federal income or excise tax liability for the REIT.

Redemption/Exchange Rights

Subject to certain limitations, limited partners have the right to require the REIT and the Operating Partnership to redeem or exchange part or all of their units for, at the General Partner’s option, cash, REIT common stock or a combination of cash and REIT common stock with a value equal to the fair market value of an equivalent number of shares of REIT common stock (subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events).

Issuance of Additional Units

Without the consent of any limited partner, the General Partner may from time to time cause the Operating Partnership to issue to the partners (including the General Partner) or other persons additional partnership interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to the current limited partnership units of the Operating Partnership, and admit any such other person as an additional limited partner.

Tax Matters

The General Partner has authority to make tax elections under the Code on behalf of the Operating Partnership.  In addition, for taxable years beginning before January 1, 2018, the General Partner is the “tax matters partner” of the Operating Partnership.  For tax years beginning on or after January 1, 2018, the General Partner shall act as or appoint the “partnership representative” to act on behalf of the Operating Partnership for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the Internal Revenue Service.

Term

The Operating Partnership shall continue until December 31, 2090 (as such date may be extended by the General Partner in its sole discretion), unless it is dissolved upon the occurrence of the earliest of the following events: (i) an event of withdrawal of the General Partner, as defined in the Delaware RULPA (other than an event of Bankruptcy), unless, within ninety (90) days after the withdrawal a Majority in Interest of the remaining Partners Consent in writing to continue the business of the Operating Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner; (ii) the election to dissolve the Operating Partnership made in writing by the General Partner in its sole discretion after December 31, 2090; (iii) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Delaware RULPA; (iv) the sale of all or substantially all the assets of the Operating Partnership for cash or marketable securities (subject to any required Consent of the limited partners); (iv) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or within ninety (90) days after of the entry of such order or judgment a Majority in Interest of the remaining Partners Consent in writing to continue the business of the Operating Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner ; or (v) dissolution required by operation of law.

Indemnification and Limitation of Liability

The New OP Agreement provides that the General Partner and its directors and officers shall not be liable for monetary damages to the Operating Partnership, any partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner acted in good faith.  It further provides that the limited partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the General Partner’s shareholders collectively, that the General Partner is under no obligation to consider the separate interests of the limited partners (including, without limitation, the tax consequences to limited partners or Assignees or to such shareholders) in deciding whether to cause the Operating Partnership to take (or decline to take) any actions and that the General Partner shall not be liable for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by limited partners in connection with such decisions, provided, however, that the General Partner has acted in good faith.

Subject to certain limitations set forth therein, the New OP Agreement also provides that, the maximum extent permitted by applicable law at the time, the Operating Partnership, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify each Indemnitee (as defined below) from and against any and all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes pursuant to ERISA, and penalties and amounts paid in settlement) reasonably incurred or suffered by the Indemnitee and relating to the Operating Partnership or the General Partner or the formation, operations of or ownership of property by, either of them as set forth in the New OP Agreement in any proceeding in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise.  An Indemnitee is defined as (a) any Person made a party to a proceeding or threatened with being made a party to a proceeding by reason of its status as (i) the General Partner, (ii) a limited partner or (iii) an officer of the Operating Partnership (or any Subsidiary or other entity in which the Operating Partnership owns an equity interest) or a trustee/director, officer or shareholder of the General Partner (or any Subsidiary or other entity in which the General Partner owns an equity interest (so long as the General Partner’s ownership of an interest in such entity is not prohibited under the agreement) or for which the General Partner, acting on behalf of the Operating Partnership, requests the trustee/director, officer or shareholder to serve as a director, officer, trustee or agent, including serving as a trustee of an employee benefit plan) and (b) such other Persons (including Affiliates of the General Partner, a limited partner or the Operating Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

Any such indemnification is to be made only out of the assets of the Operating Partnership and any insurance proceeds from the liability policy covering the General Partner and any Indemnitees, and neither the General Partner nor any limited partner shall have any obligation to contribute to the capital of the Operating Partnership or otherwise provide funds to enable the Operating Partnership to fund such indemnification.

Arbitration Clause

The New OP Agreement provides that any dispute, controversy, suit, action or proceeding arising out of or relating thereto, other than injunctive relief, will be resolved exclusively by arbitration, pursuant to procedures set forth in the New OP Agreement.  It also provides that, if such agreement to arbitrate is held invalid or unenforceable, then, to the extent not prohibited by applicable law that cannot be waived, each partner and the Operating Partnership waive and covenant that the partner and the Operating Partnership will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any action arising in whole or in part under or in connection with the New OP Agreement.

The foregoing description of the New OP Agreement is not complete and is qualified by reference to the complete document, which is filed as Exhibit 3.3 hereto and is incorporated by reference.

Item 1.02. Termination of Material Definitive Agreement

Old Equity Interests

On the Effective Date, by operation of the Plan, all agreements, instruments, and other documents evidencing, relating to or connected with any equity interests of the Company, including (1) the REIT’s old common stock, par value $0.01 per share (the “Old Common Stock”), and the REIT’s old preferred stock and related depositary shares (the “Old Preferred Stock”) and (2) the Operating Partnership’s old limited partnership common interests (the “Old LP Common Interests”) and the old limited partnership preferred interests (the “Old LP Preferred Interests”) related to the REIT’s Old Preferred Stock, in each case issued and outstanding immediately prior to the Effective Date, and any rights of any holder in respect thereof, were deemed cancelled, discharged and of no force or effect.

Old Senior Notes

On the Effective Date, by operation of the Plan, all outstanding obligations under each of (i) those certain 5.25% senior unsecured notes due 2023, (ii) those certain 4.60% senior unsecured notes due 2024 and (iii) those certain 5.95% senior unsecured notes due 2026, in each case issued by the Operating Partnership under that certain indenture (as the same may have been amended, modified or supplemented prior to the Effective Date), dated as of November 26, 2013, by and among the Operating Partnership, as the issuer, the REIT, as limited guarantor, the subsidiary guarantors party thereto and Delaware Trust Company, as trustee (collectively, the “Old Senior Notes”), were cancelled.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above relating to the Exit Credit Agreement, the Secured Notes Indenture and the Exchangeable Notes Indenture is incorporated herein by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

On the Effective Date, (1) the REIT issued (i) 1,089,717 shares of New Common Stock to (a) existing holders of the Old Common Stock and (b) certain of the existing holders of the Old LP Common Interests that have elected to receive shares of New Common Stock in exchange for Old LP Common Interests, (ii) 1,100,000 shares of New Common Stock to existing holders of the Old Preferred Stock, (iii) 15,685,714 shares of New Common Stock to existing holders of the Old Senior Notes and other general unsecured claims, and (iv) 2,114,286 shares of New Common Stock to existing holders of consenting crossholder claims and (2) the Operating Partnership cancelled all of its Old LP Common Interests and issued 200,000 new common units of general partnership interests, 19,789,717 new common units of limited partnership interest (the “New LP Interests”) to subsidiaries of the REIT and 10,283 New LP Interests to certain of the existing holders of Old LP Common Interests that have elected to remain limited partners in the Operating Partnership.  On the Effective Date, the REIT has an aggregate of 20,000,000 shares of New Common Stock issued and outstanding (on a fully diluted basis after giving effect to any future election to exchange all New LP Interests for New Common Stock).

On the Effective Date, the REIT reserved an additional (i) approximately 9,000,000 shares of New Common Stock for issuance upon the potential exercise of the Exchangeable Notes and (ii) 3,222,222 shares of New Common Stock for issuance under the MIP.

The Company relied on Section 1145(a)(1) of the Bankruptcy Code as an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) for the issuance of the Secured Notes, the Exchangeable Notes, the New LP Interests and New Common Stock issued to holders of Old Common Stock, Old Preferred Stock, Old LP Common Interests, Old Senior Notes and Exchangeable Notes (upon any future exchange thereof).

Item 3.03 Material Modification to Rights of Security Holders

As provided in the Plan, all notes, stock, agreements, instruments, certificates, and other documents evidencing any claim against or interest in the Debtors were cancelled on the Effective Date, and the obligations of the Debtors thereunder or in any way related thereto were fully released. The securities to be cancelled on the Effective Date include all of the Old Common Stock, the Old Preferred Stock and the Old Senior Notes. The information set forth under the Introductory Note and in Items 1.01, 1.02, 3.02, 5.01 and 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant

As disclosed elsewhere in this Current Report on Form 8-K, on the Effective Date, all Old Common Stock, and Old Preferred Stock was cancelled, and the REIT issued New Common Stock pursuant to the Plan. All Old LP Common Interests of the Operating Partnership were cancelled and (i) the Operating Partnership issued New LP Interests to those holders of Old LP Common Interests who made such an election and (ii) the REIT issued New Common Stock to holders of such Old LP Common Interests who did not elect to receive New LP Interests.

As a result of the distributions of the New Common Stock and cancellation of the Old Common Stock and Old Preferred Stock pursuant to the Plan, (i) holders of (a) Old Common Stock and (b) Old LP Common Interests received 5.50% of the outstanding shares of New Common Stock (on a fully diluted basis after giving effect to any future election to exchange all New LP Interests for New Common Stock), (ii) holders of Old Preferred Stock received 5.50% of the outstanding shares of New Common Stock, (iii) holders of Old Senior Notes and general unsecured claims received 78.43% of the outstanding shares of New Common Stock and (iv) existing holders of consenting crossholder claims received 10.57% of the outstanding shares of New Common Stock (in each case subject to dilution by awards issued or issuable under the MIP on or after the Effective Date and shares of New Common Stock issuable upon any exchange of Exchangeable Notes).

For further information, see items 1.01, 1.02 and 3.02 of this Current Report on Form 8-K, which are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

As of the Effective Date, the following directors have been deemed to have resigned from the Board in connection with the Company’s emergence from the Chapter 11 Cases and pursuant to the Plan: A. Larry Chapman, Matthew S. Dominski, John D. Griffith, Kathleen M. Nelson, Carolyn B. Tiffany, Scott D. Vogel and Richard J. Lieb.

Appointment of Directors

Pursuant to the Plan, on the Effective Date the Board consists of the following eight members: Stephen D. Lebovitz, Charles B. Lebovitz, Marjorie L. Bowen, David J. Contis, David M. Fields, Robert G. Gifford, Jonathan M. Heller and Kaj Vazales. Jonathan Heller, Charles B. Lebovitz and Stephen D. Lebovitz are the only directors that served on the board of directors prior to emergence. As of the Effective Date, Jonathan M. Heller is the chairman of the Board and David J. Contis is the lead director. The audit committee consists of Marjorie L. Bowen, David J. Contis and Robert G. Gifford; Marjorie L. Bowen is the chairperson. The compensation committee consists of Robert G. Gifford, David J. Contis, David M. Fields and Kaj Vazales; Robert G. Gifford is the chairperson. The nominating/corporate governance committee consists of David M. Fields, Marjorie l. Bowen, Robert G. Gifford and Kaj Vazales; David M. Fields is the chairperson.

Ms. Bowen is a former managing director of the fairness opinion practice at Houlihan Lokey. She has significant experience as a Board member of numerous public companies including several restructured companies in a variety of industries. Ms. Bowen is a graduate of Colgate University and the University of Chicago Booth School of Business.

Mr. Contis is the founder and president of AGORA Advisors, Inc. He has served on the board of various companies, including his current service on the board of Equity Lifestyle Properties, Inc., where he serves on the audit committee. Mr. Contis brings extensive real estate experience having served in executive leadership positions at Simon Property Group, Inc. and The Macerich Company. Mr. Contis is a graduate of DePaul University and DePaul University College of Law.

Mr. Fields is Executive Vice President, Chief Administrative Officer and General Counsel for Sunset Development Company, the developer of Northern California’s 585-acre Bishop Ranch. He has over 30 years of experience leading operations, administration and legal affairs for companies with large-scale branded real estate holdings including the Irvine Company’s Retail Division. His board affiliations have included the National Museum of American History and the Juvenile Diabetes Research Foundation. Mr. Fields is a graduate of Yale University and received his law degree from Harvard University.

Mr. Gifford most recently served as President and Chief Executive Officer of AIG Global Real Estate. Previously he was a Principal with AEW Capital Management holding leadership positions in acquisitions, capital markets/capital raising, portfolio and asset management. He currently serves on the boards of Lehman Brothers Holding, Inc. the advisory boards of Milhaus Ventures LLC., and the Davis Companies, and previously served on the board of Retail Properties of America (NYSE: RPAI) and Liberty Property Trust (NYSE: LPT). Mr. Gifford is a graduate of Dartmouth College and Yale University.

Mr. Vazales, Managing Director and Co-Head of North America for Oaktree’s Global Opportunities strategy, leads the team’s investing efforts across a number of industries in the region and also oversees the group’s recruiting efforts. Mr. Vazales is responsible for sourcing, underwriting and executing publicly traded and private investments in the areas of distressed and stressed credit, private equity, leverage finance and equities. He has overseen a number of restructurings, and has played a key role in both in- and out-of-court recapitalizations for some of the group’s largest investments, including sitting on ad hoc and official committees of creditors in chapter 11. During his tenure, Mr. Vazales has had primary coverage responsibility for a significant number of sectors, and made investments in the auto, specialty finance, gaming, commercial real estate, retail/consumer, and oil and gas industries. He has served on a number of public and private boards, including audit and compensation committees. Prior to joining Oaktree in 2007, Mr. Vazales worked as an analyst in the Financial Restructuring Group at Houlihan Lokey, advising creditors and distressed companies on strategic alternatives. He graduated from Harvard University with an A.B. degree in economics, cum laude.

Certain funds and accounts advised by Oaktree Capital Management, L.P. (“Oaktree Accounts”) are Consenting Crossholders.  The Oaktree Accounts hold or are deemed to beneficially own in excess of 8% of the aggregate principal amount of CBL & Associates Properties, Inc. Limited Partnership’s 5.25% senior unsecured notes due 2023, 4.60% senior unsecured notes due 2024 and 5.95% senior unsecured notes due 2026 and serve as lenders under the Company’s Credit Agreement, dated as of January 30, 2019.  As Consenting Crossholders, the Oaktree Accounts, on account of such holder’s Allowed Consenting Crossholder Claim(s), received their Pro Rata share of the Consenting Crossholder Claims Recovery Pool; provided that each Consenting Crossholder entitled to receive New Senior Secured Notes on account of its Crossholder Claim will be entitled to make the Convertible Notes Election. Mr. Vazales has directed that any cash or stock compensation he may receive related to his position as a member of the Board will be paid to Oaktree.

As Managing Director of Oaktree Capital Management, L.P. (together with its affiliates, “Oaktree”), Mr. Vazales may be deemed to have an indirect interest in the above-described transaction, which could be deemed to be material as contemplated by Item 404(a) of SEC Regulation S-K.  More specifically, Mr. Vazales may hold equity interests in, and/or receive allocations of incentive income with respect to, the Oaktree Accounts which are participants in the transaction as described above.  In connection with his appointment as director, the Company expects enter into customary indemnification agreements with Mr. Vazales substantially identical to the Company’s indemnification agreements with each of its other independent directors.

Other than as set forth in the Plan, there are no arrangements or understandings between any of the listed directors and any other persons pursuant to which such director was selected as a director and there are no transactions in which any of the listed directors has an interest in which requires disclosure under Item 404(a) of Regulation S-K.

In connection with their appointment, Ms. Bowen, Mr. Contis, Mr. Fields, Mr. Gifford and Mr. Vazales will each enter into an indemnification agreement with the Company providing for indemnification and advancement of litigation and other expenses to the fullest extent permitted by law for claims relating to their service to the Company. This summary is qualified in its entirety by reference to the full text of the REIT’s form of indemnification agreement, which is attached hereto as Exhibit 10.7 and incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Company’s reorganization and emergence from its Chapter 11 Proceedings, as provided in the Plan, effective as of the Effective Date, the REIT adopted a Second Amended and Restated Certificate of Incorporation (the “Updated COI”), which replaced and superseded the REIT’s Amended and Restated Certificate of Incorporation as it

existed immediately prior to the Effective Date (the “Prior COI”), and also adopted the Fourth Amended and Restated Bylaws for the REIT (the “Updated Bylaws”), which replaced and superseded the REIT’s Third Amended and Restated Bylaws as they existed immediately prior to the Effective Date (the “Prior Bylaws”).  The Updated COI and Updated Bylaws are similar in all material respects to the REIT’s Prior COI and Prior Bylaws, with the following material changes:

Total Capitalization.  The total authorized capital stock of the REIT under the Updated COI consists of 215,000,000 shares, divided into (i) 200,000,000 shares of common stock, par value $0.001 per share, and (ii) 15,000,000 shares of preferred stock, par value $0.001 per share, which will have such rights, powers, designations and preferences, and any limitations thereon, as the REIT’s Board of Directors shall determine.  Authorized capital stock under the Prior COI consisted of 365,000,000 shares, divided into 350,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share.  Under the Updated COI, subject to the terms of any outstanding series of preferred stock, all shares of any series of preferred stock acquired by the REIT in any manner shall be retired and returned to the status of authorized but unissued shares, without designation, which may be reissued as part of any series of preferred stock created by the REIT Board.  Further, the number of authorized shares of common stock, or of any series of preferred stock, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting power of the REIT’s capital entitled to vote thereon.

Voting Rights.  Under the Updated COI, while holders of common stock will be entitled to one vote for each such share held on all matters on which stockholders generally are entitled to vote, the Updated COI also provides that, except as otherwise required by law or by the Updated COI (including any preferred stock designation), holders of common stock will not be entitled to vote on any amendment thereto (including any amendment to a preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of preferred, to vote thereon pursuant to the Updated COI (including any preferred stock designation) or the Delaware General Corporation Law (“DGCL”).  Voting rights for any holders of preferred stock will be as determined by the REIT Board pursuant to any applicable preferred stock designation, or pursuant to applicable law.

Restrictions on Ownership and Transfer of Shares.  The Updated COI includes revised provisions imposing certain restrictions on the ownership and transfer of the REIT’s securities in order to preserve its status as a real estate investment trust under the Code, which are substantially similar to those contained in the Prior COI, but raise the default limits for Beneficial Ownership and Constructive Ownership (each as defined in the Updated COI) to 9.9% of the outstanding Shares (defined to include both common stock and preferred stock) of the REIT and 9.9% of the outstanding Shares of any class, respectively.  These replace the default 6.0% limit on Beneficial Ownership and Constructive Ownership, as well as the higher limits applicable to specified Family Groups (as defined) under the Prior COI.  The Updated COI also establishes modified Existing Holder Limits and Existing Constructive Holder Limits (each as defined in the Updated COI), applicable as of the Effective Date, for any person that owned shares of New Common Stock in excess of the otherwise applicable 9.9% Ownership Limit and 9.9% Constructive Ownership Limit as of such date.

Related Party Transactions and Corporate Opportunities.  The Updated COI includes a new provision to the effect that (i) no contract or other transaction of the REIT with any other person, firm, corporation or other entity in which the REIT has an interest shall be affected or invalidated by the fact that any one or more of the directors or officers of the REIT, individually or jointly with others, may be a party to or may be interested in such contract or transaction so long as the contract or other transaction is approved by the REIT’s Board or a duly authorized committee thereof in accordance with the DGCL and (ii) relieving any director or officer of the REIT, in his or her capacity as such, from any personal liability relating solely to the fact that such matter was contracted for the benefit of any such person or any such firm or corporation.  The Updated COI also provides that neither the stockholders of the REIT or any of their Affiliates or Related Funds, nor any Non-Employee Director of the REIT or his or her Affiliates (all as defined in the Updated COI), shall have any duty to refrain from (x) engaging in a corporate opportunity in the same or similar business activities or lines of business as the REIT or any of its Affiliates is engaged or proposes to engage, (y) making investments in any kind of property in which the REIT makes or may make investments or (z) otherwise competing with the REIT or any of its Affiliates, and provides that, to the fullest extent permitted by the DGCL, no such person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the REIT or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the REIT or its stockholders or (B) be liable to the REIT or its stockholders for breach of any fiduciary duty, in each case, by reason of any such activities.  The Updated COI further states that, to the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of the REIT shall be deemed to have notice of and to have consented to these provisions.

Provisions Governing Election and Removal of Directors.  While the Prior COI provided that the number of directors constituting the REIT’s Board would be determined in accordance with the bylaws, and that at least a majority of such directors must be Independent (as defined in the Prior COI), the Updated COI provides for an initial Board size of eight (8) directors.  The Updated COI, replacing a similar provision in the Prior Bylaws, also provides that vacancies may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).  The Updated COI does not include any requirement related to director independence.  Subject to any right of the holders of preferred stock to elect directors, the Updated COI also provides that any or all of the REIT’s directors may be removed from office only by the affirmative vote of at least a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, whereas the Prior COI required the affirmative vote of 75% of the REIT’s outstanding voting stock to remove a director.  While the Prior COI also required a supermajority vote of 75% of the outstanding voting stock to alter or remove this provision, and approval by 66-2/3% of the outstanding voting stock to alter or remove its other provisions governing the election of directors, the Updated COI does not include these requirements.

Elimination of Stockholder Vote Requirement for Termination of REIT Status.  The Updated COI does not include a requirement in the Prior COI that both (i) the affirmative vote of the holders of a majority of the REIT’s outstanding voting stock, voting as a single class, and (ii) the approval of the Board of Directors, would be required to terminate the REIT’s status as a real estate investment trust.

Power to Adopt/Amend/Repeal Bylaws.  The Updated COI provides that the REIT’s Bylaws may be adopted, amended, altered or repealed (i) with approval by the affirmative vote of a majority of the REIT’s directors (but not less than one third of the Whole Board, as defined in the Updated COI) at a meeting at which a quorum is present or (ii) with approval by the affirmative vote of the holders of a majority of the voting power of the REIT’s outstanding capital stock (in addition to any vote of the holders of any class or series of stock required by applicable law or by the Updated COI (including any preferred stock designation)).  The Prior COI allowed for such actions to be approved either by the Board of Directors or by the affirmative vote of 66-2/3% of the outstanding voting power of the REIT’s capital stock entitled to vote generally in the election of directors, and required a similar vote to alter, amend or repeal such voting requirement in the Prior COI or any provision of the Bylaws so approved by stockholders.

Provisions Governing Meetings of Stockholders.  The Updated COI retains the requirement of the Prior COI that, subject to rights the holders of any series of preferred stock may have to elect directors under specified circumstances, any action required or permitted to be taken by the REIT’s stockholders must be taken at an annual or special meeting, and not by written consent, but eliminates the Prior COI’s requirement that such provision could only be changed with the approval of at least 80% of the REIT’s outstanding voting stock.  The Updated Bylaws replace the Prior Bylaws’ requirement that the REIT’s Annual Meeting be held on May 15, or such other date as specified by the REIT’s Board, with a more general requirement that the Annual Meeting be held at such place and time and on such date as shall be determined by the Board.  The Updated Bylaws also add language providing that the REIT Board may determine the Annual Meeting shall not be held at any place, but instead shall be held solely by means of remote communication pursuant to procedures prescribed therein.

The Prior COI did not address the calling of special meetings of the REIT’s stockholders, and the Prior Bylaws provided that special meetings could be called by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board (as defined), and were to be called by the Chairman of the Board, the Chief Executive Officer or the President at the request of the holders of 25% of the outstanding shares of the REIT entitled to vote.  The Updated COI and Updated Bylaws, collectively, provide that special meetings of stockholders may be called by the Chairman of the Board, by the Secretary of the REIT upon the request of stockholders holding at least a majority of the outstanding shares of the REIT’s common stock, or by a resolution approved by a majority of the Whole Board (as defined), in each case in accordance with the more detailed procedures prescribed in the Updated Bylaws.  Those procedures require that a written request for a special meeting (i) must be in writing, signed and dated by or on behalf of stockholders holding the required number of shares and delivered to the REIT’s Secretary in person or by certified or registered mail, return receipt requested, (ii) must set forth the proposed date and time for the meeting (which may not be less than 60 days after the date the request is delivered, or 90 days in the case of a stockholder requested meeting to elect directors), (iii) must state the purpose or purposes and matters to be acted on at the special meeting and (iv) include specified information concerning such business and any stockholder director nominations.

Advance Notice Provisions; Elimination of Proxy Access Bylaw.  Both the Updated Bylaws and the Prior Bylaws establish similar advance notice procedures with regard to stockholder proposals relating to new business to be brought before meetings of the REIT’s stockholders.  These procedures provide the only business that may be conducted at a meeting is business that has been brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has given timely written notice containing specified information to the Secretary of the stockholder's intention to bring the business before the meeting.  Generally, to be timely under the Updated Bylaws, notice must be received at the REIT’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary of the date on which the REIT first mailed its proxy materials for the prior Annual Meeting (under the Prior Bylaws, the required timing for receipt of such notice was not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting date).  The notice also must contain certain information specified in the Bylaws in order to allow for full consideration by the Board of Directors and stockholders of issues relevant to (A) the status of any person introducing such business as a stockholder of the REIT entitled to do so and qualified to vote on the matter, (C) prescribed information concerning various direct or indirect interests in securities of the REIT held by the proponent, (D) any other direct or indirect interests that the proponent may have in the proposed business, and (E) a commitment of the proponent to appear in person or by proxy at the stockholder meeting to present such business, and information concerning whether the proponent or specified related parties intent to solicit proxies for such meeting.  The proposing stockholder also must update and supplement such notice, if necessary, such that the required information is true and correct as of the meeting record date and as of the date that is 10 business days prior to the meeting and any adjournment or postponement of the meeting.

Under the Prior Bylaws, the advance notice requirements for stockholder nominations of candidates for election as directors were the same as those for the proposal of other business.  Under the Updated Bylaws, Section 3.2 sets forth the requirements for stockholder nominations of director candidates, which include a requirement to provide specified information to allow for full consideration by the Board of Directors and stockholders of issues relevant to (A) the qualifications of any stockholder-nominated candidate to serve as a director of the REIT, (B) the status of any person introducing such director nomination or other business as a stockholder of the REIT entitled to do so and qualified to vote on the matter, (C) prescribed information concerning various direct or indirect interests in securities of the REIT held by the proponent or by the director nominee, (D) any relationships between the stockholder proponent and any director nominee (including any Voting Commitment (as defined in the Updated Bylaws) made by the proposed nominee), or any direct or indirect interests of either party in such director nomination (including a description of all direct and indirect compensation or other material monetary agreements, arrangements or understandings during the past 3 years, and any other material relationships between the proposed nominee and other specified parties, including the proponent), and (E) a commitment of the proponent to appear in person or by proxy at the stockholder meeting to present such nomination, and information concerning whether the proponent or specified related parties intent to solicit proxies for such meeting.  The timing and delivery requirements for providing notices concerning stockholder nominations for directors under the Updated Bylaws are the same as those for notices concerning the proposal of other business.

The Prior Bylaws of the REIT included a proxy access provision which permitted a stockholder, or group of up to 20 stockholders, that satisfied certain requirements to nominate and include in the REIT’s Annual Meeting proxy materials director nominees constituting up to the greater of two nominees or 25% of the total number of directors of the REIT.  The Updated Bylaws do not include a comparable provision.

Limitation of Liability, Indemnification and Advancement of Expenses.  The Updated COI provides that, to the fullest extent the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors (but, in the case of any such amendment, only to the extent that such amendment permits the REIT to provide broader indemnification rights than were permitted prior to such amendment), no person who is or was a director of the REIT shall be personally liable to the REIT or any of its stockholders for monetary damages for breach of fiduciary duty as a director.  The Updated COI also includes language not in the Prior COI to the effect that any repeal or amendment of this provision, or adoption of another, inconsistent provision, will, unless otherwise required by law, be prospective only (unless it permits the REIT to further limit or eliminate the liability of directors), and shall not adversely affect any then-existing right.  The Updated COI also provides for indemnification against liabilities, losses and reasonably incurred expenses in connection with any covered proceeding (as defined) brought by reason of the fact that a covered person was serving as a director or officer of the REIT (but not as an employee or agent, as covered in the Prior COI), or by reason of a person’s service at the request of the REIT, while a director, officer, employee or agent of the REIT, as a director, officer, employee or agent of other specified entities.  The Updated COI also incorporates parallel provisions that were not part of the Prior COI related to advancement of expenses, subject to an undertaking (if required by the DGCL) to repay amounts advanced if it shall ultimately be determined, by final judicial decision from which there is no further right to appeal that the indemnitee was not entitled to be indemnified.  The Updated Bylaws include provisions consistent with the Updated COI providing for indemnification and advancement of expenses, include more detailed provisions than the Prior Bylaws governing the right of a covered person to bring suit against the REIT to enforce such rights (subject to the REIT’s defenses and rights to recovery prescribed therein), and retain a provision from the Prior Bylaws specifying that, in the event of a change of control of the REIT (as defined), the determination of whether a covered person is entitled to indemnification will be made by independent legal counsel in a written opinion to the Board.

Severability and Choice of Delaware Forum.  Both the Updated COI and the Prior COI provide that any of their provisions held to be invalid, illegal or unenforceable in any respect shall be treated as severable, with the remainder being enforced to the fullest extent permitted by law.  Further, the Updated COI (but not the Updated Bylaws) contains a forum selection provision similar to that included in the Prior Bylaws which provides that, unless the REIT consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or Federal court located within the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the REIT, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the REIT, or by any stockholder of the REIT (added by the Updated COI), to the REIT or the REIT’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or (as added by the Updated COI) pursuant to any provision of the Updated COI or Updated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine.  The Updated COI, as did the Prior Bylaws, states that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the REIT shall be deemed to have notice of and consented to such forum selection provisions.  Additionally, the Updated COI provides that, if an action covered by such forum selection clause is filed in the name of any stockholder in a court not located in the State of Delaware without the approval of the REIT’s Board, such stockholder shall be deemed to have consented (a) to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in such court to enforce such clause and (b) to having service of process made upon such stockholder therein by service upon such stockholder’s counsel in the applicable action.

Amendments to Certificate of Incorporation.  While both the Updated COI and the Prior COI reserve the right of the REIT to amend its Certificate of Incorporation at any time, subject to applicable law and preservation of the liability limitations and rights to indemnification and advancement of expenses described above, the Updated COI adds language expressly requiring that any such amendment must be approved by both (i) the affirmative vote of a majority of the REIT’s Board and (ii) the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the REIT’s capital stock entitled to vote generally in the election of directors, voting together as a single class, in addition to any approval that may be required by of the holders of any class or series of such stock pursuant to the Updated COI or applicable law.

Amendments to Bylaws.  Amendments to the Updated Bylaws may be adopted and approved by the affirmative vote of either (i) a majority of the Whole Board (as defined in therein) or (ii) the holders of a majority of the voting power of all outstanding shares of common stock of the REIT entitled to vote generally in the election of directors (in addition to any separate class vote, if required by the Updated COI or applicable law).  Under the Prior Bylaws, approval of an amendment by stockholders required the affirmative vote of 66-2/3% of the outstanding voting power of the REIT’s capital stock.

Changes to Anti-Takeover Provisions.  While a number of the provisions of the Updated COI and Updated Bylaws described above may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the REIT’s Board of Directors rather than pursue non-negotiated takeover attempts, the Updated COI provides that DGCL Section 203, which previously applied to the REIT and generally would prevent an “interested stockholder” (defined generally as a person owning 15% or more of a company’s outstanding voting stock) from engaging in a “business combination” (as defined in Section 203) with the REIT for three years following the date that person becomes an interested stockholder (subject to certain exceptions), will no longer apply.

Other Changes.  The Updated COI does not contain any provisions analogous to those in the Prior COI addressing compromises between the REIT and its creditors pursuant to the DGCL, or addressing matters the REIT Board should consider in determining what is in the best interests of the REIT.  The Updated Bylaws add specified requirements concerning the replacement of any stock certificate claimed to have been lost, stolen, destroyed or wrongfully taken, including allowing the REIT to request an appropriate bond as a condition to such replacement, and provide that if the owner fails to notify the REIT of such event within a reasonable time and the REIT registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting a related claim against the REIT.  The Updated Bylaws also include a number of provisions not present in the Prior Bylaws which, essentially, incorporate certain of the current provisions of the DGCL related to stockholder voting lists and various procedural matters related to stockholder voting and notices/communications, the use of proxies and the conduct of stockholder meetings (including attendance at meetings by means of remote communication), the authority of the REIT’s Board to establish the terms of multiple classes or series of stock, and the establishment by the Board of designated reserves for any proper purpose out of funds of the REIT available for the payment of dividends.

This summary is qualified in its entirety by reference to the full text of the Certificate of Incorporation and Bylaws, which are attached hereto as Exhibits 3.1 and 3.2 and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

On the Effective Date, the Company issued a press release announcing its emergence from the Chapter 11 Cases. A copy of such press release has been furnished as Exhibit 99.2 to, and incorporated by reference into, this Current Report.

On the Effective Date, the Secured Notes Issuer delivered a conditional notice of optional redemption with respect to the redemption of $60 million of Secured Notes on November 8, 2021 (the “Redemption Date”) at a redemption price of par plus accrued and unpaid interest. The redemption is expressly conditioned upon receipt of $455,000,000 aggregate principal amount of Secured Notes by DTC through accepted DWAC positions and other mandatory settlement procedures, as applicable (the “Redemption Condition”); provided that if the Redemption Condition is not satisfied on or prior to the Redemption Date, the Secured Notes Issuer will issue one or more supplemental or new redemption notices to holders of the Secured Notes delaying the Redemption Date until such time as the Redemption Condition shall be satisfied.

On October 27, 2021, the Company issued a press release announcing the NYSE’s approval of the listing and trading of the REIT’s New Common Stock, effective November 2, 2021. A copy of such press release has been furnished as Exhibit 99.3 to, and incorporated by reference into, this Current Report.

The information contained in this Item 7.01, including Exhibits 99.2 and 99.3, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and is not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Current Report on Form 8-K (including the exhibits hereto or any information included herein or therein) is not deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

ITEM 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
3.1	Second Amended and Restated Certification of Incorporation of CBL & Associates Properties, Inc.
3.2	Fourth Amended and Restated Bylaws of CBL & Associates Properties, Inc.
10.1

Amended and Restated Credit Agreement, dated as of November 1, 2021, among CBL & Associates HoldCo I, LLC, as borrower, CBL & Associates Properties, Inc., CBL & Associates Limited Partnership, the lenders party thereto and Wells Fargo, National Association, as administrative agent.

10.2

Indenture, dated as of November 1, 2021, among CBL & Associates HoldCo II, LLC, as issuer, CBL & Associates Properties, Inc., CBL & Associates Limited Partnership, as a guarantor, the other guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee and collateral agent, related to the 10% Senior Secured Notes due 2029.

10.3

Indenture, dated as of November 1, 2021, among CBL & Associates HoldCo II, as issuer, CBL & Associates Properties, Inc., CBL & Associates Limited Partnership, as a guarantor, the other guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee and collateral agent, related to the 7.0% Exchangeable Senior Secured Notes due 2028.

10.4

Collateral Agency and Intercreditor Agreement, dated as of November 1, 2021, among CBL & Associates HoldCo II, LLC, the subsidiary guarantors, certain other subsidiaries of CBL & Associates HoldCo II, LLC, Wilmington Savings Fund Society, FSB, as trustee under the 10% Senior Secured Notes due 2029 and Wilmington Savings Fund Society, FSB, as trustee and exchange agent under the 7.0% Exchangeable Senior Secured Notes due 2028.

10.5	Registration Rights Agreement, dated November 1, 2021, among CBL & Associates Properties, Inc. and the holders of registrable securities party thereto.
10.6	Fifth Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership, dated November 1, 2021.
10.7	Form of Director and Officer Indemnification Agreement.
99.1	Notice of Effective Date.
99.2	Press Release, dated November 1, 2021.
99.3	Press Release, dated October 27, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President -
Chief Financial Officer and Treasurer

CBL & ASSOCIATES LIMITED PARTNERSHIP

By: CBL HOLDINGS I, INC., its general partner

/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President -
Chief Financial Officer and Treasurer

Date: November 2, 2021